UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2018

SEACOR Marine Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37966	47-2564547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7910 Main Street, 2nd Floor, Houma, LA	70360
(Address of Principal Executive Offices)	(Zip Code)

(985) 876-5400

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.     Entry into a Material Definitive Agreement.

On September 26, 2018, Seacor Marine Foreign Holdings Inc. (“SMFH”), a wholly owned subsidiary of SEACOR Marine Holdings Inc. (“SEACOR Marine”) entered into a $130.0 million loan facility with a syndicate of lenders administered by DNB Bank ASA, New York Branch (the “Credit Facility” and such agreement being the “Credit Agreement”). SMFH’s obligations pursuant to the Credit Facility are being secured by mortgages over twenty vessels owned by SEACOR Marine's vessel-owning subsidiaries as well as assignments of said subsidiaries’ earnings and insurances with respect to such vessels.

The proceeds from the Credit Facility were used to satisfy in full amounts outstanding under three outstanding credit agreements, namely (i) the Amended and Restated Loan Agreement, dated April 28, 2017, between, inter alios, DNB Bank, as facility agent and security trustee, and Sea-Cat Crewzer LLC and Sea-Cat Crewzer II LLC, as joint and several borrowers (the “April 28, 2017 Agreement”), (ii) each Loan Agreement, dated June 6, 2013, between, inter alios, DNB Bank, as facility agent and security trustee, and each of SEACOR Hawk LLC and SEACOR Eagle LLC, as borrower (the “June 6, 2013 Agreements”), and (iii) the Loan Agreement, dated August 3, 2015, between, inter alios, DNB Bank, as facility agent and security trustee, and Falcon Global International LLC, Falcon Pearl LLC and Falcon Diamond LLC, as joint and several borrowers (the “August 3, 2015 Agreement,” and together with the April 28, 2017 Agreement and the June 6, 2013 Agreements, the “Prior Agreements”). The remaining $28.7 million of gross proceeds is available for general corporate purposes, including potential acquisitions.

The Credit Facility bears interest at a variable rate based upon applicable London Inter-Bank Offered Rate or prime rate as determined from time to time, plus a margin of 3.75%.

The debt under the Credit Facility will mature on the earlier of (i) the fifth anniversary of the date on which funds are drawn-down and (ii) September 30, 2023 (the “Maturity Date”), and may be accelerated upon the occurrence of an event of default. Commencing each quarterly date from drawdown, repayment of the principal of the term loan begins with quarterly payments of $3.3 million. The loan may be prepaid at any time in amounts of $1.0 million or greater. Once repaid, the loan may not be reborrowed. The outstanding principal balance, interest and all other amounts outstanding for all loans, including all revolving loans, are due and payable on the Maturity Date.

The Credit Facility contains customary covenants of financings of this type including financial maintenance and restrictive covenants including aggregate collateral vessel value to the sum of outstanding principal amount of all loans. The Credit Facility restricts the payment of dividends and distributions and the ability of SMFH to make certain investments. In addition, the Credit Facility includes customary events of default.

In connection with the Credit Facility, SEACOR Marine issued a Guaranty with respect to the obligations of SMFH under the Credit Facility (the “Guaranty”).

Item 1.02.      Termination of a Material Deﬁnitive Agreement.

On September 28, 2018, the Prior Agreements were replaced by the Credit Agreement.

Item 2.03.     Creation of a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Credit Agreement and the Guaranty set forth under Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K is incorporated herein by reference in its entirety.

Item 7.01.     Regulation FD Disclosure.

On October 1, 2018, SEACOR Marine issued a press release announcing that is has entered into the Credit Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

The information, including the press release, furnished under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any other filing by SEACOR Marine under the Exchange Act or the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

 Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR MARINE HOLDINGS INC.

	By:	/s/ Jesus Llorca
Jesus Llorca
Executive Vice President and Chief Financial Officer

Date: October 1, 2018